EXHIBIT 17.1





May 18, 2000

Board of Directors

Old Night, Inc.
4700 S 900 East,
Suite 41B
Salt Lake City, Utah 84117

Dear Sirs and Madams,

                  RE:      Resignation
     I hereby respectfully tender my resignation as President and Director of Old Night, Inc.

     As you are aware circumstances have changed which have caused me to become more involved in other projects limiting my time for Old Night, Inc. In light of this change I will no longer be able to perform the duties as the Secretary, Treasurer or as a Director. My resignation is to be effective immediately, however, I will happy to assist the incoming Board of Directors in any way possible to ensure a smooth transition.


Sincerely,

/s/ Lorretta Heidelberger

Lorretta Heidelberger

May 18, 2000

Board of Directors

Old Night, Inc.
4700 S 900 East,
Suite 41B
Salt Lake City, Utah 84117

Dear Sirs and Madams,

                  RE:      Resignation

     I hereby respectfully tender my resignation as President and Director of Old Night, Inc.

     As you are aware circumstances have changed which have caused me to become more involved in other projects limiting my time for Old Night, Inc. In light of this change I will no longer be able to perform the duties as the President or as a Director. My resignation is to be effective immediately, however, I will happy to assist the incoming Board of Directors in any way possible to ensure a smooth transition.


Sincerely,


/s/ Jon Heidelberger

Jon Heidelberger